CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 16, 2021, relating to the financial statements and financial highlights of Pacific Global Senior Loan ETF, a series of Pacific Global ETF Trust, appearing in the Annual Report on Form N-CSR of Pacific Global ETF Trust for the year ended June 30, 2021, and to the references to us under the headings “Questions and Answers”, “Other Service Providers,” and “Appendix B – Financial Highlights of the Target Funds” in the Combined Proxy Statement and Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
September 15, 2021